EXHIBIT (h)(1)(c)

EATON VANCE MUTUAL FUNDS TRUST

Appendix A

(Effective November 3, 2014, as revised December 23, 2014)

Fund	Fee*
Eaton Vance Atlanta Capital Horizon Growth Fund	0.15%
Eaton Vance Build America Bond Fund	--
Eaton Vance Diversified Currency Income Fund	--
Eaton Vance Emerging Markets Local Income Fund	--
Eaton Vance Floating-Rate Advantage Fund	0.10%
Eaton Vance Floating-Rate Fund	0.15%
Eaton Vance Floating-Rate & High Income Fund	0.15%
Eaton Vance Global Dividend Income Fund	0.15%
Eaton Vance Global Macro Absolute Return Fund	--
Eaton Vance Global Macro Capital Opportunities Fund	--
Eaton Vance Government Obligations Fund	--
Eaton Vance High Income Opportunities Fund	--
Eaton Vance Multi-Strategy Absolute Return Fund	--
Eaton Vance Short Duration Strategic Income Fund (formerly Eaton Vance Strategic Income Fund)	--
Eaton Vance Stock Fund (formerly Eaton Vance Large-Cap Core Research Fund)	--
Eaton Vance Tax-Managed Equity Asset Allocation Fund	0.15%
Eaton Vance Tax-Managed Global Dividend Income Fund	0.15%
Eaton Vance Tax-Managed Growth Fund 1.1	--
Eaton Vance Tax-Managed Growth Fund 1.2	0.15%
Eaton Vance Tax-Managed Multi-Cap Growth Fund	0.15%
Eaton Vance Tax-Managed Small-Cap Fund	--
Eaton Vance Tax-Managed Small-Cap Value Fund	0.15%
Eaton Vance Tax-Managed Value Fund	0.15%
Eaton Vance U.S. Government Money Market Fund	--
Parametric Emerging Markets Fund (formerly Eaton Vance Parametric Structured Emerging Markets Fund)	0.15%
Parametric Tax-Managed International Equity Fund (formerly Eaton Vance Tax-Managed International Equity Fund)	--

* Fee is a percentage of average daily net assets per annum, computed and paid monthly.

A-1

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